                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                                USG Corporation
.............................................................................
               (Name of Registrant as Specified In Its Charter)

                     Dean H. Goossen, Corporate Secretary
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

LOGO                                      -------------------------------------
                                     USG CORPORATION
                                          -------------------------------------
                                     125 South Franklin Street
                                          -------------------------------------
                                     Chicago, IL 60606-4678
                                          -------------------------------------
                                     312 606-4000
                                          -------------------------------------


March 31, 1994

Dear Fellow Stockholder:

  You are cordially invited to attend our annual meeting of stockholders to be held on Wednesday, May 11, 1994, in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois. The meeting will begin at 9:15 a.m. Chicago time. The attached Notice of Annual Meeting and proxy statement set forth and describe the items to be covered.

  If you wish to attend the meeting, please let us know by marking the designated box on the enclosed proxy card. Whether or not you plan to attend the meeting, we ask that you execute and return the proxy in the envelope provided. If you then attend the meeting, you may, in your discretion, withdraw your proxy and vote in person. In any case, please vote. Your participation in our meeting is important to us.

Sincerely,

LOGO

Eugene B. Connolly
Chairman of the Board

125 South Franklin Street       USG CORPORATION           Chicago, IL 60606-4678

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The annual meeting of stockholders of USG Corporation will be held in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois on Wednesday, May 11, 1994, at 9:15 a.m., Central Daylight Time, for the following purposes:

  1. To elect five directors for a term of three years, pursuant to the Corporation's by-laws.

  2. To consider ratification of the appointment of Arthur Andersen & Co. as independent public accountants for the year ending December 31, 1994.

  3. To transact such other business as may properly come before the meeting.

  Pursuant to a provision in the Corporation's by-laws, any matter to be presented at the meeting for consideration and with a view to obtaining a vote thereon must be introduced by a motion, and any such motion must be seconded before consideration of it may begin or before a vote on it may be obtained.

  The Board of Directors has fixed the close of business on March 15, 1994, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

  A list of stockholders entitled to vote at the meeting and the number of shares registered in the name of each will be available for examination by any stockholder at the office of the Corporate Secretary of the Corporation, 125 South Franklin Street, Chicago, Illinois during ordinary business hours beginning April 25, 1994, and running through the time of the meeting.

                                             By order of the Board of Directors

                                                                Dean H. Goossen
                                                            Corporate Secretary

Chicago, March 31, 1994

   IMPORTANT--PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

                           PROXY STATEMENT AND PROXY

  This proxy statement has been prepared by the management of USG Corporation (the "Corporation"). It is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Corporation to be held on May 11, 1994, and any adjournment thereof. The notice of the meeting accompanies this proxy statement. The Corporation intends to commence distribution of this proxy statement together with notice, proxy, and other accompanying materials, on or about March 31, 1994.

  The Board of Directors has selected the close of business on March 15, 1994 (the "Record Date"), as the time for determining the holders of record of the Corporation's common stock, par value $0.10 per share ("Common Stock"), entitled to notice of and to vote at the annual meeting or any adjournment thereof. On the Record Date, the Corporation had outstanding 37,033,927 shares of Common Stock, and those are the only securities of the Corporation entitled to vote at the annual meeting or any adjournment thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

  Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. The affirmative vote of the holders of a majority of the stock entitled to vote and present in person or represented by proxy is required for election of directors and for ratification of the appointment of independent public accountants. Broker non-votes (i.e., the failure to vote shares held of record by nominees due to a lack of both discretionary authority and instructions from the beneficial owners) with respect to any matter are not considered part of the "voting power present" with respect to such matter and will not affect the outcome of the vote on such matter. Abstentions are not treated as votes cast for or against the election of directors or ratification of independent public accountants, as the case may be, but they are treated as part of the "voting power present" with respect to such matter and therefore have the same legal effect as a vote against such matter.

  Any person giving a proxy may revoke it at any time before it has been voted by (i) giving written notice of revocation to the Corporate Secretary of the Corporation, (ii) submitting to the Corporation a valid proxy voting the same shares and having a later date, or (iii) voting by ballot at the annual meeting.

  All proxies received (and not revoked) pursuant to this solicitation will be voted by the individuals named in the proxy as indicated below, except as to matters where authority to vote is specifically withheld and except as to matters on which the person solicited specifies a choice, in which case the proxy will be voted in accordance with such specification. If no instructions are given and authority is not withheld, the individuals named in the proxy solicited by the Board of Directors intend to vote FOR the nominees for election as directors named below and FOR ratification of the appointment of Arthur Andersen & Co. as independent public accountants for the year ending December 31, 1994.

  On March 9, 1994, the Corporation and Water Street Corporate Recovery Fund I, L.P. ("Water Street") offered 12,500,000 shares of Common Stock through underwriters for sale to the public, together with an option to underwriters to purchase up to 1,875,000 additional shares solely to cover over-allotments, which was exercised on March 16, 1994 (the "Public Offering"). Of the shares so offered (including such option), 7,900,000 shares were issued and sold by the Corporation and 6,475,000 previously issued and outstanding shares were sold by Water Street. The settlement and delivery of such shares in the Public Offering occurred after the Record Date, and purchasers of shares in the Public Offering will not be entitled to vote such shares at the annual meeting.

  Water Street held of record 15,893,231 shares of Common Stock as of the Record Date, or approximately 43% of the total of such shares outstanding. In addition, Goldman, Sachs & Co., the general partner of Water Street, owned directly 96,539 shares of Common Stock as of the Record Date. See "Principal Stockholders" below. An agreement between the Corporation and Water Street and its affiliates Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. (collectively, the "Water Street Entities") requires (a) Water Street to vote all shares of Common Stock beneficially owned by it, and (b) the other Water Street Entities to vote all shares of Common Stock beneficially owned by them in excess of 10% of the then outstanding shares of Common Stock, in each case in the same proportion as the votes cast by all other holders of Common Stock, subject to certain exceptions not currently applicable. See "Certain Relationships and Related Transactions" below. The Corporation believes that all of the 15,893,231 shares of Common Stock held of record by Water Street on the Record Date, or approximately 43% of the total outstanding, are subject to such proportional voting requirement.

  The Northern Trust Company, as trustee of the USG Corporation Investment Plan, held of record 258,269 shares of Common Stock as of December 31, 1993, or approximately 0.7% of the total of such shares outstanding. All shares so held by the Trustee on the Record Date will be voted in accordance with instructions given by Plan participants. Shares as to which no instructions are received will be voted by the Trustee in the same proportions as those shares for which instructions are received.

  Except as otherwise expressly indicated, all information in this proxy statement is provided as of March 15, 1994.

                            PRINCIPAL STOCKHOLDERS

  The following persons are believed by the Corporation to be beneficial owners of more than five percent of the outstanding Common Stock as of the Record Date.

             NAME AND ADDRESS                 AMOUNT OF
           OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP PERCENT OF CLASS
           -------------------           -------------------- ----------------
   Water Street Corporate Recovery Fund
    I, L.P. (a)                               15,893,231            43%
   85 Broad Street
   New York, NY 10004
   FMR Corp. (b)                               1,922,400             5%
   82 Devonshire Street
   Boston, MA 02109

(a) In addition to 15,893,231 shares of Common Stock, Water Street owns directly 116,070 warrants that are currently exercisable for shares of Common Stock at the rate of one Warrant for one share (the "Warrants"). Goldman, Sachs & Co. owns directly 96,539 shares of Common Stock and, as the general partner of Water Street, may be deemed to be the beneficial owner of the

  15,893,231 shares of Common Stock and 116,070 Warrants owned directly by Water Street on the Record Date. Such shares and Warrants may also be deemed to be beneficially owned by The Goldman Sachs Group, L.P., one of the general partners of Goldman, Sachs & Co. Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. disclaim beneficial ownership of shares and Warrants held by Water Street to the extent partnership interests in Water Street are held by persons other than Goldman, Sachs & Co., The Goldman Sachs Group, L.P., and their affiliates. As discussed above, such beneficial ownership of Common Stock has been significantly reduced subsequent to the Record Date as a result of the Public Offering.
(b) Based solely on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") and certain information received by the Corporation from Fidelity Management & Research Company as of February 23, 1994, FMR Corp., a parent holding company, had sole voting and investment power with respect to 33,600 shares, and sole investment power with respect to 1,888,800 shares. Fidelity Management & Research Company, an investment advisor, and Fidelity Management Trust Company, a bank, both wholly-owned subsidiaries of FMR Corp., through certain funds or accounts managed or advised by them, beneficially owned 1,888,800 and 33,600 shares, respectively. Edward C. Johnson, III, Chairman of FMR Corp., owns 34% of the outstanding voting common stock of FMR Corp. Various Johnson family members and trusts for the benefit of Johnson family members own FMR Corp. voting common stock. These Johnson family members, through their ownership of voting common stock, form a controlling group with respect to FMR Corp.

                       ITEM NO. 1--ELECTION OF DIRECTORS

  On May 6, 1993, the Corporation completed a comprehensive restructuring of its debt (the "Restructuring") through implementation of a "prepackaged" plan of reorganization under the federal bankruptcy laws (the "Prepackaged Plan"). Under the Prepackaged Plan, the number of persons comprising the Board of Directors was increased by five effective May 6, 1993 which, after the May 1993 retirement of one director whose position was eliminated, brought the total Board membership to 15. Of the five new directors (the "New Directors"), two, Messrs. Crutcher and Lesser, were nominated by a committee representing holders of the Corporation's senior subordinated debentures which were converted into Common Stock under the Prepackaged Plan (each a "Senior Subordinated Director"); two, Messrs. Fetzer and Zubrow, were nominated by Water Street (each a "Water Street Director"); and one, Mr. Brown, was nominated by a committee representing holders of the Corporation's junior subordinated debentures which were converted into Common Stock and Warrants under the Prepackaged Plan (a "Junior Subordinated Director"). The Prepackaged Plan also provided that one Water Street Director (Mr. Zubrow) and one Senior Subordinated Director (Mr. Lesser) be appointed to the Finance Committee of the Board of Directors and that the Finance Committee be comprised of four non-employee directors, one of whom shall be a Water Street Director and one of whom shall be a Senior Subordinated Director, through June 22, 1997.

  As the respective terms of office of the New Directors expire, the Prepackaged Plan provides that each such New Director will be renominated. If a New Director declines or is unable to accept such nomination, or in the event a New Director resigns during his term or otherwise becomes unable to continue his duties as a director, such New Director or, in the case of a Water Street Director, Water Street, shall recommend his successor to the Committee on Directors of the Board. In the event of the death or incapacity of a New Director, his successor shall be recommended, in the case of a Water Street Director, by Water Street, in the case of a Senior Subordinated Director, by the remaining Senior Subordinated Director, and in the case of a Junior Subordinated Director, by the remaining New Directors. Any such nominee shall be subject to approval by the Board's Committee on Directors and the Board, which approval shall not be unreasonably withheld.

  Until June 22, 1997, the time at which the director nomination and selection procedures established by the Prepackaged Plan terminate, no more than two employee directors may serve simultaneously on the Board. An "employee director" is defined for this purpose as any officer or employee of the Corporation or any direct or indirect subsidiary, or any director of any such subsidiary who is not also a director of the Corporation.

  The Board of Directors of the Corporation is divided into three classes of five each. Each class is elected for a three-year term. One class will be elected at the annual meeting of stockholders on May 11, 1994. The remaining classes will be elected in 1995 and 1996, respectively.

  The five candidates nominated by the Board of Directors for election as directors at the annual meeting of stockholders on May 11, 1994, are identified below. One of the nominees, Keith A. Brown, is a New Director and has been nominated pursuant to the requirements of the Prepackaged Plan described above. If any nominee identified below should for any reason become unavailable prior to such meeting, which the Board of Directors does not anticipate, the Board of Directors prior to such meeting will nominate a new candidate in place of any such person (which, in the case of Mr. Brown's unavailability, would be a candidate recommended by Mr. Brown, or by the remaining New Directors in the event of Mr. Brown's death or incapacity) and vote in favor of the new candidate all shares covered by proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld.

  A provision in the Corporation's by-laws requires that a person serving both as a director and an officer shall not continue to serve as a director beyond the date such person ceases to be an officer. Another by-law provision requires that a director who is not an officer or employee leave the Board at the end of the first annual meeting of stockholders following such director's 70th birthday.

  Information shown for nominees and directors has been furnished to the Corporation by such nominees and directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                    FOR A THREE-YEAR TERM TO EXPIRE IN 1997

  KEITH A. BROWN, 42, President (since 1987) of Chimera Corporation, a private management holding company. Mr. Brown is a director (since 1988) of Adelphia Incorporated, a director (since 1988) of Global Film & Packaging Corporation, a director (since 1989) of Mansfield Foundry Corporation, and a director (since 1993) of Ashland Castings Corporation. Mr. Brown has been a director of the Corporation since May 1993 and he is a member of the Board's Audit Committee and Public Affairs Committee.

  EUGENE B. CONNOLLY, 62, Chairman and Chief Executive Officer since January 1994; Chairman, President and Chief Executive Officer (April 1993-December
1993); Chairman of the Board and Chief Executive Officer (June 1990-March
1993); President and Chief Executive Officer (January 1990-May 1990); Executive Vice President of the Corporation (1987-1989); and President and Chief Executive Officer of USG Interiors, Inc. (March 1987-March 1989). He also was President and Chief Executive Officer of DAP Inc. (July 1988-March
1989). Prior to that, he served as President and Chief Operating Officer of United States Gypsum Company. He joined the Corporation in 1958, was appointed General Manager of the Southern

Construction Products Division in 1980, and was elected a Group Vice President, Subsidiaries in 1983 and Group Vice President, International and Industrial in 1984. Mr. Connolly is a director of BPB Industries plc, London, England and a director of U.S. Can Corporation. He is a member of the Advisory Board of the Kellogg Graduate School of Management, Northwestern University; the Dean's Advisory Council, School of Business, Indiana University; and the Governing Council, Good Shepherd Hospital (Barrington, Illinois). Mr. Connolly has been a director of the Corporation since May 1988 and is Chairman of the Board's Executive Committee.

  JAMES C. COTTING, 60, Chairman and Chief Executive Officer (since April
1987) of Navistar International Corporation, diesel truck manufacturing and engineering and financial services. Mr. Cotting is a director of Asarco Incorporated and The Interlake Corporation. He is a director of the National Association of Manufacturers and is a member of the Conference Board. Mr. Cotting has been a director of the Corporation since October 1987, is a member of the Board's Executive Committee and is Chairman of its Finance Committee.

  PHILIP C. JACKSON, JR., 65, Formerly Vice Chairman and a director of Central Bank of the South, Birmingham, Alabama, and of its parent company, Central Bancshares of the South (1980-1989), banking and financial services; presently Adjunct Professor, Birmingham-Southern College, Birmingham, Alabama (since January 1989). Mr. Jackson was a member (April 1990-April 1993) of the Thrift Depositors Protection Oversight Board, Washington, D.C. He is Director, Saul Centers, Inc., Washington D.C. His past affiliations include: member of the Board of Governors of the Federal Reserve System, Washington, D.C., (July 1975-November 1978) and Vice President and a director of the Jackson Company (mortgage banking operations) of Birmingham, Alabama (October 1949-June 1975). Mr. Jackson is Trustee, Birmingham-Southern College, Birmingham, Alabama. He has been a director of the Corporation since May 1979, is a member of the Board's Executive Committee and is Chairman of its Public Affairs Committee.

  JOHN B. SCHWEMM, 59, Retired Chairman (1983-1989) and Chief Executive Officer (1983-1988) of R.R. Donnelley & Sons Company, commercial and financial printing and publishing. He joined that Company in 1965, prior to which he was with the law firm of Sidley & Austin. Mr. Schwemm was appointed General Counsel in 1969 and elected Group Vice President, Book Group in 1976. He serves as a director of Walgreen Company and William Blair Mutual Funds; he also serves as a Trustee of Northwestern University. Mr. Schwemm has been a director of the Corporation since May 1988 and is a member of the Board's Audit Committee and Compensation and Organization Committee.

                   RECOMMENDATION OF THE BOARD OF DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES
                                 LISTED ABOVE.

                        DIRECTORS CONTINUING IN OFFICE

                     DIRECTORS WHOSE TERM EXPIRES IN 1995

  W.H. CLARK, 61, Chairman of the Board (since 1984), Chief Executive Officer (since 1982) and President (1984-1990) of Nalco Chemical Company of
Naperville, Illinois, specialized chemicals and technology. He joined the company in 1960 and served in various capacities until his appointment as a General Manager in 1978. Mr. Clark was elected Group Vice President and President, Industrial Division (both in 1978); director in 1980; and Executive Vice President, Domestic Operations, in 1982. He is a director of Northern Trust Corporation and The Northern Trust Bank, Nicor Corporation, Bethlehem Steel Corporation, James River Corporation and Northern Illinois Gas Company. Mr. Clark has been a director of the Corporation since August 1985, is a member of the Board's Executive Committee and Compensation and Organization Committee, and is Chairman of its Committee on Directors and Audit Committee.

  LAWRENCE M. CRUTCHER, 51, Managing Director (since 1990) of Veronis, Suhler & Associates, investment bankers. From 1967 to 1989, Mr. Crutcher was with Time Inc. He was President of Book-of-the-Month Club (1985-1989); Vice President for Financial Planning (1984); Vice President, Magazines (1981-1983); and Vice President, Circulation (1976-1980). Mr. Crutcher has been a director of the Corporation since May 1993 and is a member of the Board's Committee on Directors and Public Affairs Committee.

  WADE FETZER III, 56, Partner (since 1986) of Goldman, Sachs & Co., investment bankers. Mr. Fetzer is a member of the Board of Trustees and the Executive Committee of Rush-Presbyterian St. Luke's Medical Center, a Trustee of Northwestern University and the University of Wisconsin Foundation, and a member of the Board of United Charities of Chicago. Mr. Fetzer has been a director of the Corporation since May 1993 and is a member of the Board's Compensation and Organization Committee, Public Affairs Committee and Committee on Directors.

  WILLIAM C. FOOTE, 43, President and Chief Operating Officer since January 1994; President and Chief Executive Officer, USG Interiors, Inc. (January 1993-December 1993); President and Chief Executive Officer, L&W Supply Corporation (September 1991-December 1993); Executive Vice President and Chief Operating Officer, L&W Supply Corporation (December 1990-August 1991); Senior Vice President and General Manager, Central Construction Products Region, United States Gypsum Company (April 1989-November 1990); Senior Vice President, USG Interiors, Inc. (December 1988-March 1989); Vice President, USG Corporation and Vice President, International & Business Development, USG Interiors, Inc. (January 1988-November 1988). He joined the Corporation in January 1984 and was appointed Vice President, Strategic Planning and Corporate Development, USG Corporation in March 1985. Mr. Foote is an alternate director of BPB Industries plc, London, England; a member of the Del Nor Community Health Care Foundation; and a member of Chicago United. He has been a director of the Corporation since March 1994 and is a member of the Board's Executive Committee.

  JUDITH A. SPRIESER, 40, President and Chief Executive Officer (June 1993-present) of Sara Lee Bakery, North America, a division of Sara Lee Corporation, packaged food and consumer products. Ms. Sprieser has been with Sara Lee Corporation since 1987 and served as Assistant Treasurer, Corporate Finance (1987-1990) and Chief Financial Officer (1990-1993) of Sara Lee Bakery, North America. She has been a director of the Corporation since February 1994 and is a member of the Board's Audit Committee and Committee on Directors.

                      DIRECTORS WHOSE TERM EXPIRES IN 1996

  ROBERT L. BARNETT, 53, Formerly Vice Chairman of Ameritech (1991-1992) and President of the Ameritech Bell Group (1989-1992), communications and information services, which includes eight wholly owned subsidiaries of American Information Technologies Corporation (Ameritech) and the Bell Group staff. Mr. Barnett also served as President of Ameritech Enterprise Group (1987-1989), President and Chief Executive Officer of Wisconsin Bell Company (1985-1987), Vice President of Operations for Wisconsin Bell Company (1984-1985), President of Ameritech Mobile Communications Company (1983-1984), and in various other capacities with the Bell System, which he joined in 1964. He is a director of Johnson Controls, Inc. and is a member of the Advisory Council of the Robert R. McCormick School of Engineering and Applied Science at Northwestern University and of the University's Electrical Engineering and Computer Science Industrial Advisory Board. He is affiliated with the Institute of Electrical and Electronics Engineers. Mr. Barnett has been a director of the Corporation since May 1990. He is a member of the Board's Compensation and Organization Committee, Audit Committee and Committee on Directors.

  DAVID W. FOX, 62, Chairman and Chief Executive Officer (since 1990) of Northern Trust Corporation and The Northern Trust Company, banking and financial services. He has been with The Northern Trust Company since 1955 and served as Senior Vice President (1974-1978), Executive Vice President (1978-
1981), Vice Chairman (1981-1987), and President (1987-1993). Mr. Fox is a director of The Federal Reserve Bank of Chicago, Northern Trust of Florida Corp., Banque Rivaud (Paris, France), INROADS/Chicago and the Chicago Central Area Committee. He is a Governor of the Chicago Stock Exchange and a trustee of Northwestern Memorial Hospital, the Adler Planetarium, The Orchestral Association, and DePaul University. Mr. Fox has been a director of the Corporation since May 1987, is a member of the Board's Executive Committee, Finance Committee and Committee on Directors, and is Chairman of its Compensation and Organization Committee.

  MARVIN E. LESSER, 52, Managing Partner (since 1989) of Cilluffo Associates, L.P., a private investment partnership. Managing Partner (since 1993) of Sigma Partners, L.P., a private investment partnership. Mr. Lesser has also been a private consultant since 1992. He was Senior Vice President (1986-1988) of Bessemer Securities Corporation, a private investment company and a director (1989-1991) of Amdura Corporation. Mr. Lesser is Chairman of the Seacoast Area Chapter (New Hampshire) of the American Red Cross. He has been a director of the Corporation since May 1993 and is a member of the Board's Finance Committee, Committee on Directors and Public Affairs Committee.

  ALAN G. TURNER, 60, Chairman and Chief Executive of BPB Industries plc, London, England, a manufacturer of gypsum products and other building materials and paper and packaging products. Prior to September 1993, Mr. Turner was Chairman (November 1992-August 1993), Chairman and Chief Executive (1985-1992), Chief Executive (1978-1985), Deputy Chief Executive (1974-1978), and served in various other capacities since his association with BPB Industries plc in 1962. He has been a director of that company since 1972. Mr. Turner is also a director and Vice President of the National Council of Building Material Producers Limited, United Kingdom; director of The Manufacturers Life Insurance Company, Toronto; director of Jaguar Limited, United Kingdom; director of RSA Adelphi Enterprises Ltd.; and a member of the European Advisory Board of Boral Limited, Australia. He is an honorary president of Eurogypsum; a member of the Council and Treasurer of the Royal Society for the Encouragement of Arts, Manufactures & Commerce, United Kingdom; and a member of the Institution of Chemical Engineers. Mr. Turner has been a director of the Corporation since May 1984 and is a member of the Board's Audit Committee and Committee on Directors. (BPB Industries plc, London, England, beneficially owns 1,000 shares of Common Stock of the Corporation).

  BARRY L. ZUBROW, 41, Partner (since 1988) of Goldman, Sachs & Co., investment bankers. Mr. Zubrow is a member of the Board of Managers of Haverford College. He has been a director of the Corporation since May 1993 and is a member of the Board's Finance Committee and Committee on Directors.

  The Board of Directors held eight meetings during 1993, and the standing committees of the Board of Directors held an aggregate of 23 meetings during that year. Each director except Mr. Turner attended at least 75% of the aggregate number of meetings in 1993 of the Board of Directors and the Board committees on which he or she served.

Committees of the Board of Directors

  The Board of Directors has established an Executive Committee, consisting of Mr. Connolly, as Chairman, and Messrs. Clark, Cotting, Foote, Fox, and Jackson, which, to the extent permitted by law, is authorized to exercise the power of the Board with respect to the management of the business and affairs of the Corporation between Board meetings. The Executive Committee held two meetings in 1993 and acted in two instances by unanimous written consent in lieu of a meeting. The other standing committees of the Board of Directors are the Audit, Compensation and Organization, Finance and Public Affairs Committees and the Committee on Directors.

  The Audit Committee has ongoing responsibilities with respect to adequacy of financial reporting, compliance with corporate policies, and efficacy of corporate controls. These responsibilities include providing reasonable assurance to the Board of Directors that the Corporation's financial disclosure fairly portrays its financial condition, results of operations, and long-term plans and commitments and that there has been substantial compliance with corporate policies applicable to business conduct. The Committee also monitors the Corporation's system of internal controls for adequacy and implementation. It selects and employs a firm of certified public accountants (which selection and employment is subject to ratification by stockholders). It confers with the auditors regarding the scope of the audit and other services and the cost thereof and reviews with the auditors the findings disclosed during the audit, including matters relating to internal controls, the internal auditing function, accounting policies and financial reporting. The Committee members are W. H. Clark, Chairman, Robert L. Barnett, Keith A. Brown, John B. Schwemm, Judith A. Sprieser, and Alan G. Turner. The Audit Committee held two meetings during 1993.

  The Compensation and Organization Committee reviews and makes recommendations to the Board of Directors with respect to management organization, succession and development programs, and the election of Corporation officers. The Committee reviews and approves Corporation officers' salaries, incentive compensation, and bonus awards. The Committee also makes the decisions required by a committee of the

Board of Directors under all stock option and restricted and deferred stock plans which the Corporation has adopted or may adopt and approves and reports to the Board of Directors changes in salary ranges for all major position categories and changes in Corporation retirement plans, group insurance plans, investment plans, and management incentive compensation, bonus, and other benefit plans. The members of the Committee are David W. Fox, Chairman, Robert
L. Barnett, W. H. Clark, Wade Fetzer III, and John B. Schwemm. The Compensation and Organization Committee held six meetings during 1993.

  The Finance Committee reviews all of the Corporation's significant financial matters, including strategies, policies and transactions contemplated by the Corporation. It provides review and oversight of and makes recommendations to the Board of Directors on the Corporation's financing requirements and programs to obtain funds; forecasting procedures on revenues, expenses, earnings, and cash flow; operating and capital expenditures budgets; relationships and communications with banks and other lenders and creditors; and adoption of any stock-based or significant cash compensation plan for key employees (other than an annual cash bonus plan consistent with past practice). The Committee reports periodically to the Board on the funding and investment performance of qualified pension plans of the Corporation and its subsidiaries and authorizes necessary or desirable changes in actuarial assumptions for funding those pension plans. The Committee also considers such other matters as may be referred to it from time to time by the Board. The Committee members are James
C. Cotting, Chairman, David W. Fox, Marvin E. Lesser, and Barry L. Zubrow. The Finance Committee held ten meetings during 1993.

  The Public Affairs Committee reviews and recommends policies and programs important to the Corporation's position with those various publics whose understanding and goodwill are necessary to the Corporation's success. It reports periodically to the Board on the Corporation's activities in fulfilling its social responsibilities and complying with public policy. The members of the Committee are Philip C. Jackson, Jr., Chairman, Keith A. Brown, Lawrence M. Crutcher, Wade Fetzer III, and Marvin E. Lesser. The Committee held one meeting in 1993.

  The Committee on Directors makes recommendations to the Board of Directors concerning the size and composition of the Board and committees of the Board, recommends nominees for election or reelection as directors, and considers other matters pertaining to Board membership such as retirement policy and compensation of non-employee directors. The members of the Committee are W. H. Clark, Chairman, Robert L. Barnett, Lawrence M. Crutcher, Wade Fetzer III, David W. Fox, Marvin E. Lesser, Judith A. Sprieser, Alan G. Turner, and Barry
L. Zubrow. The Committee held two meetings during 1993.

  The Committee on Directors will consider recommendations from Corporation stockholders of director nominee candidates. Such recommendations must be in writing and must include a brief account of the individual's business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which that individual is a director. Such recommendations should be sent to the Committee on Directors, attention of the Corporate Secretary at the principal office of the Corporation. Recommendations may be submitted at any time but will not be considered by the Committee in connection with the annual meeting of a given year unless received on or before December 31 of the prior year.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information known to the Corporation regarding the beneficial ownership of Common Stock as of the Record Date by each current director and each of the five most highly compensated executive officers of the Corporation in 1993, and by all current directors and executive officers of the Corporation as a group (30 persons). Such information is derived from the filings made with the SEC by such persons under Section 16(a) of the Securities Exchange Act of 1934, as amended, and subsequent information received by the Corporation. The totals include any shares allocated to the accounts of those individuals through December 31, 1993 under the USG Corporation Investment Plan.

                                                      SHARES         PERCENT
   NAME                                         BENEFICIALLY OWNED OF CLASS (A)
   ----                                         ------------------ ------------
   Robert L. Barnett...........................           20
   Keith A. Brown..............................      119,256
   W. H. Clark.................................        2,248
   Eugene B. Connolly..........................        6,476
   James C. Cotting............................           20
   Lawrence M. Crutcher........................        2,500
   Wade Fetzer III.............................          (b)
   William C. Foote............................          944
   David W. Fox................................          112
   Philip C. Jackson, Jr.......................        1,963
   Marvin E. Lesser............................          500
   P. Jack O'Bryan.............................        4,534
   Harold E. Pendexter, Jr.....................        4,623
   Donald E. Roller............................        4,490
   John B. Schwemm.............................          154
   Judith A. Sprieser..........................            0
   Alan G. Turner..............................            0
   Barry L. Zubrow.............................          (b)
   All directors and executive officers as a
    group (30 persons), including those direc-
    tors and executives named above............      160,711

- --------
(a) Total beneficial ownership of 160,711 shares of Common Stock by members of the group identified above represents approximately 0.4% of the total outstanding shares of Common Stock, excluding the shares that Messrs. Fetzer and Zubrow may be deemed to beneficially own as described in the following note. No director or executive officer had a right to acquire beneficial ownership of any shares of Common Stock within 60 days after March 15, 1994 except as described as follows and in note (b) below:
    Warrants that are currently exercisable are as follows: Mr. Brown, 16,458 Warrants; Mr. Connolly, 1,003 Warrants; Mr. Fox, 19 Warrants; Mr. Jackson, 879 Warrants; Mr. O'Bryan, 831 Warrants; Mr. Pendexter, 619 Warrants; Mr. Roller, 975 Warrants; Mr. Schwemm, 25 Warrants. Warrants held by directors and executive officers as a group totaled 22,067. The above table also excludes options to purchase an aggregate of 1,370,000 shares of Common Stock which are not exercisable within 60 days after March 15, 1994.
(b) Messrs. Fetzer and Zubrow are general partners of Goldman, Sachs & Co. As general partners, Messrs. Fetzer and Zubrow may be deemed to be the beneficial owners of shares beneficially owned or held by Goldman, Sachs & Co. and its affiliates, including Water Street and The Goldman Sachs Group, L.P. As described in "Principal Stockholders" above, Goldman, Sachs & Co. owned directly 96,539 shares of Common Stock and, as the general partner of Water Street, may be deemed to be the beneficial owner of the 15,893,231 shares of Common Stock and 116,070 Warrants owned directly by Water Street on the Record Date. Messrs. Fetzer and Zubrow disclaim beneficial ownership of such shares and Warrants other than to the extent such ownership corresponds to their respective percentage interests in Goldman, Sachs & Co., The Goldman Sachs Group, L.P. and Water Street. As discussed in "Proxy Statement and Proxy" above, such beneficial ownership of Common Stock has been significantly reduced subsequent to the Record Date as a result of the Public Offering.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The discussion that follows has been prepared based on the actual compensation paid and benefits provided by the Corporation to the five most highly compensated executive officers of the Corporation (collectively, the "Named Executives"), for services performed during 1993 and the other periods indicated. This historical data is not necessarily indicative of the compensation and benefits that may be provided to such persons in the future.

  In general, the Prepackaged Plan provided for the continuation by the Corporation of the existing employment, compensation and benefit arrangements. The Prepackaged Plan resulted in a substantial reduction on May 6, 1993 in the amounts otherwise potentially payable to the Named Executives in 1994 under the Corporation's three-year Incentive Recovery Program (the "IRP") and the concurrent cash settlement of such reduced awards. Although no further awards will be made to the Named Executives under the IRP, the Named Executives were eligible for incentive awards under the Corporation's 1993 Annual Management Incentive Program.

                           SUMMARY COMPENSATION TABLE

  The following table summarizes for the years indicated the compensation awarded to, earned by or paid to the Named Executives for services rendered in all capacities to the Corporation and its subsidiaries.

                                                                 LONG TERM COMPENSATION
                                                             -------------------------------
                                    ANNUAL COMPENSATION            AWARDS          PAYOUTS
                                ---------------------------- ------------------- -----------
                                                     OTHER
                                                     ANNUAL  RESTRICTED                      ALL OTHER
         NAME AND                                   COMPEN-    STOCK    OPTIONS/    LTIP      COMPEN-
    PRINCIPAL POSITION           SALARY     BONUS    SATION    AWARDS     SARS     PAYOUTS    SATION
 (AS OF JANUARY 1, 1994)   YEAR    ($)     ($)(A)    ($)(B)    ($)(C)    (#)(D)    ($)(E)     ($)(F)
 -----------------------   ---- --------- --------- -------- ---------- -------- ----------- ---------
 Eugene B. Connolly        1993 $ 612,500 $ 717,624 $ 52,952  $   --    250,000  $ 1,164,005 $ 42,426
  Chairman of the Board
   and CEO                 1992   555,000       --       --       --        --           --       530
                           1991   475,000       --       --   213,750       --           --       530
 Anthony J. Falvo, Jr.     1993   473,750   543,120      --       --     50,000      800,168   32,869
  Vice Chairman (retired
   February 28,            1992   432,500       --       --       --        --           --       530
  1994)                    1991   376,667       --       --   142,500       --           --       530
 P. Jack O'Bryan           1993   280,000   255,096      --       --    100,000      470,448   17,739
  Senior Vice President
   and Chief               1992   256,000       --       --       --        --           --       530
  Technology Officer       1991   236,750       --       --    83,125       --           --       530
 Donald E. Roller          1993   280,000   255,096      --       --    100,000      446,614   17,574
  Vice President;
   President and CEO,      1992   250,000       --       --       --        --           --       530
  United States Gypsum
   Company                 1991   233,333       --       --    83,125       --           --       530
 Harold E. Pendexter, Jr.  1993   269,583   250,614      --       --    100,000      408,524   17,739
  Senior Vice President
   and Chief               1992   242,500       --       --       --        --           --       530
  Administrative Officer   1991   210,000       --       --    83,125       --           --       530

(a) Reflects payments arising from cash award opportunities under the Corporation's 1993 Annual Management Incentive Program which were afforded to the Named Executives upon termination of the IRP referred to in footnote (e). The amounts shown are taken into account for purposes of computing benefits under the Corporation's retirement plans. None of the Named Executives received an annual cash bonus for 1992 or 1991.
(b) Mr. Connolly's Other Annual Compensation for 1993 included $14,100 in automobile allowance and $16,724 as the estimated cost of equivalent life insurance provided by the Corporation's executive death benefit plan; no other Named Executive had perquisites and other personal benefits aggregating the lesser of either $50,000 or 10 percent of salary and bonus for 1993, and none of the Named Executives had such perquisites or other personal benefits for 1992 or 1991.
(c) The amounts shown reflect the value (determined by the closing price of the Corporation's Common Stock on the New York Stock Exchange on the date of grant) of grants of restricted stock awards made in 1991 under the Management Performance Plan. The shares subject to some such awards were originally scheduled to vest no later than the tenth anniversary of the applicable date of grant, subject to acceleration upon the attainment of specified performance objectives, and the awards included the right to receive dividends paid to stockholders. None of the restricted stock awards were originally scheduled to vest in less than three years from the date of grant. No dividends were paid by the Corporation in 1991, 1992, or 1993. The shares subject to such awards were reduced proportionally as a result of the one for 50 reverse stock split effected by the Prepackaged Plan. Although none of such shares had vested as of December 31, 1993, the Compensation and Organization Committees of the Board of Directors determined in November 1993 to accelerate the vesting of all outstanding restricted stock awards, including the awards held by the Named Executive in the amounts indicated in the next sentence, to February 14, 1994. As of December 31, 1993, the aggregate number of restricted shares held by each of the Named Executives and the aggregate value thereof, determined with reference to closing prices on such date, were as follows: Mr. Connolly, 3,852 shares, $112,671; Mr. Falvo, 2,628 shares, $76,869; Mr. O'Bryan,
    1,528 shares, $44,694; Mr. Roller, 1,480 shares, $43,290; and Mr.
    Pendexter, 1,329 shares, $38,873.
(d) Option awards in 1993 were granted effective June 1, 1993. No option awards were granted to the Named Executives in 1992 or 1991 and all option awards outstanding as of May 6, 1993 were cancelled without consideration by the terms of the Prepackaged Plan.
(e) Reflects cash settlements of reduced awards, otherwise potentially payable in 1994, in connection with termination of the IRP pursuant to and concurrently with the effectiveness of the Prepackaged Plan. The amounts shown are taken into account for purposes of computing benefits under the Corporation's retirement plans. None of the Named Executives received long-term incentive plan payouts in 1992 or 1991.
(f) All Other Compensation for the Named Executives for each year consisted solely of matching contributions from the Corporation to defined contribution plans.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (A)

                                                                         POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED ANNUAL
                                                                         RATES OF STOCK PRICE
                                                                        APPRECIATION FOR OPTION
                                       INDIVIDUAL GRANTS                       TERM (C)
                         ---------------------------------------------- -----------------------
                          SECURITIES   % OF TOTAL
                          UNDERLYING  OPTIONS/SARS
                         OPTIONS/SARS  GRANTED TO  EXERCISE
                           GRANTED     EMPLOYEES     PRICE   EXPIRATION     5%          10%
NAME                        (#)(B)      IN 1993     ($/SH)      DATE        ($)         ($)
- ----                     ------------ ------------ --------  ---------- ----------- -----------
Eugene B. Connolly......   250,000        14.9     $ 10.3125   6/1/03   $ 1,618,375 $ 4,109,375
Anthony J. Falvo, Jr....    50,000         3.0       10.3125   6/1/03       323,675     821,875
P. Jack O'Bryan.........   100,000         6.0       10.3125   6/1/03       647,350   1,643,750
Donald E. Roller........   100,000         6.0       10.3125   6/1/03       647,350   1,643,750
Harold E. Pendexter,
 Jr.....................   100,000         6.0       10.3125   6/1/03       647,350   1,643,750

(a) No SARs were granted in 1993.
(b) Pursuant to the Prepackaged Plan, all outstanding option awards as of May 6, 1993, were cancelled without consideration. As permitted by the Prepackaged Plan, 2,788,350 shares of Common Stock were reserved for future issuance in conjunction with stock options. Options for 1,673,000 shares of Common Stock were granted on June 1, 1993 to 45 individuals, including the Named Executives, at the exercise price of $10.3125 per share, which was the average of the high and low sales prices for a share of Common Stock as reported on the NYSE Composite Tape for such date. These options become exercisable at the rate of one-third of the aggregate grant on each of the first three anniversaries of the date of the grant (except for the option grant with respect to 50,000 shares to Mr. Falvo which became exercisable on March 1, 1994 following his retirement) and expire on the tenth anniversary of the date of grant except in the case of retirement, death or disability in which case they expire on the earlier of the fifth anniversary of such event or the expiration of the original option term.
(c) Assumes appreciation in value from the date of grant to the end of the option term, at the indicated rate.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                         VALUE OF UNEXERCISED
                         NUMBER OF             NUMBER OF UNEXERCISED         IN-THE-MONEY
                           SHARES                  OPTIONS/SARS              OPTIONS/SARS
                         UNDERLYING           AT FISCAL YEAR-END (A)    AT FISCAL YEAR-END (A)
                          OPTIONS    VALUE   ------------------------- -------------------------
                         EXERCISED  REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                        (#)       ($)        (#)          (#)          ($)          ($)
- ----                     ---------- -------- ----------- ------------- ----------- -------------
Eugene B. Connolly......      0       $ 0          0        250,000        $ 0      $ 4,718,750
Anthony J. Falvo, Jr....      0         0          0         50,000          0          943,750
P. Jack O'Bryan.........      0         0          0        100,000          0        1,887,500
Donald E. Roller........      0         0          0        100,000          0        1,887,500
Harold E. Pendexter,
 Jr.....................      0         0          0        100,000          0        1,887,500

(a) No SARs were outstanding as of December 31, 1993.

Employment Agreements

  In order to assure continued availability of services of the Named Executives, the Corporation (or, in the case of Mr. Roller, U.S. Gypsum) entered into employment agreements (the "Employment Agreements") with the Named Executives in 1993 which superseded substantially identical agreements entered into on various dates prior to 1993. The Employment Agreements, which do not by their terms provide for renewal or extension, terminate on December 31, 1996.

  The Employment Agreements provide for minimum annual salaries at the then current rate to be paid at normal pay periods and at normal intervals to Messrs. Connolly ($585,000), Falvo ($455,000), O'Bryan ($280,000), Roller
($280,000), and Pendexter ($255,000), with the minimum annual salaries deemed increased concurrently with salary increases authorized by the Compensation and Organization Committee of the Board of Directors. The Employment Agreements require that each Named Executive devote his full attention and best efforts during the term of such agreement to the performance of assigned duties. If a Named Executive is discharged without cause by the Corporation during the term of his Employment Agreement, he may elect to be treated as a continuing employee under such agreement, with salary continuing at the minimum rate specified in such agreement or at the rate in effect at the time of discharge, if greater, for the balance of the term of the Employment Agreement or for a period of two years, whichever is greater. In the event of any such salary continuation, certain benefits will be continued at corresponding levels and for the same period of time. If a Named Executive becomes disabled during the term of his Employment Agreement, his compensation continues for the unexpired term of the Employment Agreement at the rate in effect at the inception of the disability. In the event of a Named Executive's death during the term of his Employment Agreement, one-half of the full rate of compensation in effect at the time of his death will be paid to his beneficiary for the remainder of the unexpired term of the Employment Agreement.

  Each of the Named Executives has undertaken, during the term of his Employment Agreement and for a period of three years thereafter, not to participate, directly or indirectly, in any enterprise which competes with the Corporation or any of its subsidiaries in any line of products in any region of the United States. Each Named Executive has also agreed not to, at any time, use for his benefit or the benefit of others or disclose to others any of the Corporation's confidential information except as required by the performance of his duties under his Employment Agreement.

Termination Compensation Agreements

  The Corporation is a party to termination compensation agreements with the Named Executives which will terminate at the earlier of the close of business on December 31, 1995, or upon the Named Executive attaining age 65.

  The agreements provide certain benefits in the event of a "change in control" and termination of employment within three years thereafter or prior to the Named Executive attaining age 65, whichever is earlier, but only if such termination occurs under one of several sets of identified circumstances. Such circumstances include termination by the Corporation other than for "cause" and termination by the Named Executive for "good reason". Each "change in control" will begin a new three-year period for the foregoing purposes. For purposes of the agreements: (i) a "change in control" is deemed to have occurred, in general, if any person or group of persons acquires beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, if there is a change in a majority of the members of the Board within a two-year period and in certain other events; (ii) the term "cause" is defined as, in general, the willful and continued failure by the Named Executive substantially to perform his duties after a demand for substantial performance has been delivered or the willful engaging of the Named Executive in misconduct which is materially injurious to the Corporation; and
(iii) "good reason" for termination by a Named Executive means, in general, termination subsequent to a change in control based on specified changes in the Named Executive's duties, responsibilities, titles, offices or office location, compensation levels and benefit levels or participation.

  The benefits include payment of full base salary through the date of termination at the rate in effect at the time of notice of termination, payment of any unpaid bonus for a past fiscal year and pro rata payment of bonus for the then current fiscal year, and continuation through the date of termination of all stock ownership, purchase and option plans and insurance and other benefit plans. In the event of a termination giving rise to benefits under the agreements, the applicable Named Executive will be entitled to payment of a lump sum amount equal to 2.99 times the sum of (i) his then annual base salary, computed at 12 times his then current monthly pay and (ii) his full year position par bonus for the then current fiscal year, subject to all applicable federal and state income taxes, together with payment of a gross-up amount to provide for applicable federal excise taxes in the event such lump sum and all other benefits payable to the Named Executive constitute an "excess parachute payment" under the Internal Revenue Code. The Corporation is required to maintain in full force and effect until the earlier of (i) two years after the date of any termination which gives rise to benefits under any of the agreements and (ii) commencement by the Named Executive of full-time employment with a new employer, all insurance plans and arrangements in which the Named Executive was entitled to participate immediately prior to his termination in a manner which would give rise to benefits under his agreement, provided that if such participation is barred, the Corporation will be obligated to provide substantially similar benefits. In the event of any termination giving rise to benefits under the agreements, the Corporation is required to credit the applicable Named Executive with three years of benefit and credited service in addition to the total number of years of benefit and credited service the Named Executive accrued under the USG Corporation Retirement Plan. See "Retirement Plans" below. If the Named Executive has a total of less than five years of credited service following such crediting, he nonetheless will be treated as if he were fully vested under that Plan, but with benefits calculated solely on the basis of such total benefit service.

  The Corporation is obligated to pay to each Named Executive all legal fees and expenses incurred by him as a result of a termination which gives rise to benefits under his agreement, including all fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under such agreement. No amounts are payable under such agreements if the Named Executive's employment is terminated by the Corporation for "cause" or if the Named Executive terminates his employment and "good reason" does not exist.

  Although Water Street's ownership of more than 20% of the Corporation's voting securities as a result of the Restructuring constituted a "change in control" under the agreements, each of the Named Executives agreed to waive this occurrence. Such waivers do not constitute a waiver of any other occurrence of a change in control.

  The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits payable under such agreements. Immediately upon any change in control, the Corporation may deposit with the trustee under such trust an amount reasonably estimated to be potentially payable under all such agreements, taking into account any previous deposits. The Corporation did not make any such deposit to the trust as a result of Water Street's ownership. In the event that the assets of such trust in fact prove insufficient to provide for benefits payable under all such agreements, the shortfall would be paid directly by the Corporation from its general assets.

Retirement Plans

  The following table shows the annual pension benefits on a straight-life annuity basis for retirement at normal retirement age under the terms of the Corporation's contributory retirement plan (the "Retirement Plan"), before the applicable offset of one-half of the primary social security benefits at time of retirement. The table has been prepared for various compensation classifications and representative years of credited service under the Plan. Each participating employee contributes towards the cost of his or her retirement benefit. Retirement benefits are based on the average rate of annual covered compensation during the three consecutive years of highest annual compensation in the ten years of employment immediately preceding retirement. Participants become fully vested after five years of continuous credited service.

                             RETIREMENT PLAN TABLE

                                  YEARS OF CREDITED SERVICE
     COVERED        ----------------------------------------------------------------
   COMPENSATION        20           25           30           35            40
   ------------     --------     --------     --------     ---------     ---------
   $ 200,000        $ 64,000     $ 80,000     $ 96,000     $ 112,000     $ 128,000
     400,000         128,000      160,000      192,000       224,000       256,000
     600,000         192,000      240,000      288,000       336,000       384,000
     800,000         256,000      320,000      384,000       448,000       512,000
   1,000,000         320,000      400,000      480,000       560,000       640,000
   1,200,000         384,000      480,000      576,000       672,000       768,000

  The Named Executives participate in the Retirement Plan. The Named Executives' full years of continuous credited service at December 31, 1993 were as follows: Mr. Connolly, 35; Mr. Falvo, 38; Mr. O'Bryan, 35; Mr. Roller, 33; and Mr. Pendexter, 36. Compensation under the Retirement Plan includes salary and incentive compensation (bonus and IRP payments) for the year in which payments are made.

  Pursuant to a supplemental retirement plan, the Corporation has undertaken to pay any retirement benefits otherwise payable to certain individuals, including the Named Executives, under the terms of the Corporation's contributory Retirement Plan but for provisions of the Internal Revenue Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits under this supplemental plan. Amounts are deposited in this trust from time to time to provide a source of payments to participants as they retire as well as for periodic payments to certain other retirees. In addition, the Corporation has authorized establishment by certain individuals, including the Named Executives, of special retirement accounts with independent financial institutions as an additional means of funding the Corporation's obligations to make such supplemental payments.

Director Compensation

  Directors who are not employees of the Corporation are currently entitled to receive a retainer of $6,000 per quarter plus a fee of $900 for each Board or Board committee meeting attended, together with reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings. A non-employee director serving as chairman of a committee is entitled to receive an additional retainer of $1,000 per quarter for each such chairmanship. Additional fees for pre-meeting consultations may be paid as applicable to non-employee directors, the amount of such fees to bear a reasonable relationship to the regular meeting fee of $900 and the customary length of a meeting of the Board committee involved. No director of the Corporation has received any compensation of any kind for serving as a director while also serving as an officer or other employee of the Corporation or any of its subsidiaries.

  In the past, the Corporation has entered into consulting agreements with retiring non-employee directors who had specified minimum periods of service on the Board. Those agreements continued the annualized retainer which was in effect in each instance at the time of retirement from the Board in return for an undertaking to serve in an advisory capacity and to refrain from any activity in conflict or in competition with the Corporation. The Board has determined to continue to offer such agreements on a case-by-case basis but also has determined to limit any such agreement to a term not to exceed five years.

               COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

  The Compensation and Organization Committee of the Board of Directors (the "Committee") is composed entirely of independent, non-employee directors. The Committee has overall responsibility for the Corporation's executive compensation programs. The Committee approves the policy and design of all compensation plans covering executive officers and approves performance goals, position values, base salary ranges and increases, incentive opportunity awards and payouts, stock-based awards and related executive compensation issues.

  The Corporation's executive compensation strategy has been designed to reward executives who plan and lead the Corporation in achieving its financial and strategic business objectives. Accordingly, executive compensation programs are developed and administered to promote the linkage of pay to corporate performance and the alignment of the interests of the Corporation's executives with that of its stockholders. This philosophy encompasses the following guiding principles:

  1. A significant portion of the total compensation opportunity is variable and dependent upon the Corporation's annual and long-term business and financial performance.

  2. Compensation programs are designed to drive and reinforce the attainment of short-term operational objectives through annual incentive cash awards and longer range strategic initiatives through a long-term equity program.

  3. The programs provide overall compensation opportunities that are at competitive levels with comparable industrial companies. Compensation levels are increased when established performance goals are exceeded and reduced when established targets are not achieved.

  The components of the Corporation's executive compensation program are comprised of BASE SALARY, ANNUAL INCENTIVE CASH AWARDS AND A LONG-TERM EQUITY PROGRAM.

  Each year, the Committee conducts a comprehensive evaluation of the Corporation's executive compensation programs. For 1993, the Committee compared the Corporation's salary and cash incentive programs to those of a peer group of 769 participants representing 435 industrial organizations as well as to a smaller group of 62 industrial companies with similar annual revenues ($1 billion to $3 billion) that represent the Corporation's direct competition for executive talent. The Corporation had net sales of $1.9 billion for the year ended December 31, 1993. The Committee also reviewed annualized option grant values of a peer group of 270 industrial organizations. (The peer groups reviewed for compensation purposes are significantly broader than the Value Line Building Materials Index used in the graph of cumulative shareholder return included in this proxy statement, with any overlapping coincidental. The former groups are utilized to assess compensation practices and trends among industrial enterprises generally and comparably sized companies with which the Corporation competes for executive talent specifically, while the latter group was chosen solely for business compatibility in shareholder return comparisons.) In addition, the Committee considers recommendations from the Corporation's Human Resources Department which works closely with independent compensation consultants. In reviewing the compensation of executives other than Eugene B. Connolly, Chairman and Chief Executive Officer, the Committee also considers Mr. Connolly's counsel and recommendations.

Base Salaries

  Executive salary management is governed by the following precepts:

  1. Salary range increases and budget allotments for executive officers are considered annually based upon business, economic and competitive conditions.

  2. There are no "cost of living" or automatic twelve-month salary reviews/increases. Salaries are administered on an individual "pay for performance" basis.

  3. Amount and timing of individual salary increases vary based upon performance rating and contribution, current salary relative to midpoint for the established salary range, career progress and the annual salary budget allotment.

  Each year, the Chairman and Chief Executive Officer prepares a salary plan covering each of the Corporation's executive officers recognizing individual performance and contribution. These plans utilize base salary ranges that reflect the competitive market value of each position. The base salary ranges are reviewed and, if appropriate, adjusted each year predicated on economic and competitive issues including national salary survey data. The Corporation's target is to establish salary midpoints within applicable ranges at approximately the competitive 60th percentile of the survey group of comparably sized industrial companies.

Annual Incentive Cash Awards

  The Corporation's executive officers are eligible for annual incentive cash awards under the provisions of the Corporation's Annual Management Incentive Program. Approximately 230 officers and managers with position values above a specified threshold were eligible to participate in the program in 1993. The program provides for cash awards based upon the achievement of established, quantifiable operational and financial objectives designed to enhance the Corporation's overall performance. A lesser incentive award is paid for goal achievement above threshold but below target and an increased incentive award is paid for goal achievement above target. Each Named Executive has an annual incentive opportunity (par) which is expressed as a percentage of the midpoint of annualized position values and varies with the participant's level of management accountability. Program measurements for 1993 were based upon an income goal and a liquidity goal determined by cash available for domestic debt paydown (defined as the domestic cash balance at year-end in excess of a minimum liquidity amount including all cash generated from domestic operations and financing activities, plus the available balance of a revolving credit facility). Achievement of the cash available for domestic debt paydown threshold results in an adjustment factor being applied to the basic income goal achievement to determine an annual management incentive award. Maximum awards are capped at 200% of par. Annual goals are reviewed and approved by the Committee. Awards are approved by the Committee and are payable in cash. Corporate goal achievement above targets for 1993 resulted in maximum awards of 200% of par to the Named Executives.

Long-Term Equity Program

  The Corporation's long-term equity program is governed by the USG Corporation Management Performance Plan ("MPP"). Upon consummation of the Prepackaged Plan, all outstanding stock options previously granted under the MPP, including options for an aggregate of 528,200 shares held by the Named Executives, were cancelled without payment of any consideration to the holders. The Committee had no direct involvement in this event although it was informed from time to time on the status of negotiations between the Corporation and various creditor groups leading to the Prepackaged Plan confirmed by the United States Bankruptcy Court.

  The Prepackaged Plan also triggered "change in control" provisions under the MPP which resulted in cash settlements of outstanding restricted and deferred share awards under the MPP except for the 28 most senior managers, including the Named Executives, who agreed to forego the conversion to cash provision for their restricted stock at that time (which would have aggregated approximately $351,000 for all Named Executives and $128,000 for Eugene B. Connolly) to facilitate negotiations for the Prepackaged Plan. Restricted and deferred share awards held by the 28 senior managers, which provided for incremental vesting through 1998, remained outstanding but were severely diluted by the 50 to one reverse common stock split effected by the Prepackaged Plan. In November 1993, the Committee determined that the purpose of the waivers to facilitate the Prepackaged Plan had been achieved and that the outstanding post-reverse split awards retained little of their original motivational and incentive value. Accordingly, the Committee accelerated the vesting of the outstanding post-reverse split restricted and deferred share awards, including those held by the Named Executives as indicated in the notes to the Summary Compensation Table, to February 14, 1994.

  The Corporation's Prepackaged Plan provided for the continuation of the MPP and authorized 2,788,350 shares of Common Stock (equal to 7.5% of the number of shares of Common Stock outstanding) to be reserved for future issuance in conjunction with stock options. Options for 1,673,000 of these shares were granted June 1, 1993 to 45 executives at the exercise price of $10.3125 per share, which was the mean of the high and low trade prices for a share of Common Stock as reported on the New York Stock Exchange composite tape for that date. These options become exercisable at the rate of one-third of the aggregate grant on each of the first three anniversaries of the date of the grant, except for an option grant for 50,000 shares to Anthony J. Falvo, Jr., one of the Named Executives, which became exercisable on March 1, 1994 following his retirement. In determining individual award levels of such grants to executive officers, the Committee considered a number of subjective factors, without relative weight assigned to any particular factor, including the diminution of previous incentive awards effected by the Prepackaged Plan (i.e., the cancellation of previously granted options, the significant reduction of cash awards under the Incentive Recovery Plan, and the extreme dilution of outstanding restricted and deferred stock awards in lieu of cash settlements), the individual's assigned position value and anticipated career path, and the individual's performance rating. The Committee also considered survey data indicating that annualized option grant values as a multiple of base salary for such awards on the date of grant ranked in the approximate fortieth percentile of surveyed companies.

1991-1993 Incentive Recovery Program

  At its November 1990 meeting, the Committee approved the 1991-1993 Management Incentive Compensation Program consisting of two parts: a three-year Incentive Recovery Program and an Annual Incentive Program for each of the years 1991, 1992 and 1993. All then current executive officers, including the Named Executives, participated only in the three-year IRP. This long-term cash incentive program was designed to encourage and reward the successful turnaround and recovery of USG, to emphasize the extreme importance of cash conservation and generation and to retain valued executives and managers. The Named Executives received no annual cash bonus for the years 1991 and 1992. The consummation of the Prepackaged Plan in May 1993 resulted in a substantial reduction (67%) in the amount otherwise potentially payable in 1994 to the Named Executives under the Corporation's three-year IRP, the concurrent cash settlement of such reduced awards, and the termination of the IRP. As in the case of cancellation of pre-Restructuring options, the Committee had no direct involvement in this event. Although no further awards were made under the IRP, the Named Executives were provided cash incentive award opportunities under the Corporation's 1993 Annual Management Incentive Program described earlier in this report.

Limitations On Compensation Deductibility

  The Committee has reviewed the effect on the Corporation's executive compensation programs of recent amendments to the Internal Revenue Code, including implementing regulations and transitional rules, limiting the deductibility of annual covered compensation in excess of $1 million by the Corporation for 1994 and subsequent years paid to its chief executive officer and the four other most highly compensated executive officers for such years. Based upon such review, the Committee believes that compensation to any such executive officer in 1994 (i) from annual incentive cash awards for that year, or (ii) in connection with exercises of stock options under the MPP, will be deemed performanced-based and exempt from the calculation of covered compensation subject to the deductibility limitation. The Committee also believes that there is no practicable action that could be taken to qualify 1994 salaries or other likely annual compensation for such exemption.

                THE CHIEF EXECUTIVE OFFICER'S 1993 COMPENSATION

  In 1993, the compensation for Eugene B. Connolly consisted principally of (i) salary of $612,500; (ii) a 1993 annual incentive cash award of $717,624; and
(iii) long-term compensation consisting of (a) his reduced award under the IRP in the amount of $1,164,005, and (b) a grant of a non-qualified stock option for 250,000 shares of Common Stock.

  Mr. Connolly's 1993 annual incentive cash award was positively affected by significant Corporation performance factors in 1993:

  1. 1993 goal income as determined under the 1993 Annual Management Incentive Program was up more than 50% over 1992 actual goal income and exceeded goal by more than 7%.

  2. 1993 cash flow available for debt paydown under the 1993 Annual Management Incentive Program exceeded goal by 97.6%.

  Mr. Connolly's year-end stock option values reflected the Corporation's favorable performance after emerging from the prepackaged bankruptcy in May. The closing trade price of a share of Common Stock increased from $11 on May 7, 1993, the date trading commenced following the effective date of the Prepackaged Plan, to $29.25 on December 31, 1993. As a result, the total stock market capitalization of the Corporation increased from approximately $446 million to more than $1 billion during the period.

Base Salary

  In determining Mr. Connolly's base salary, the Committee considered the base salaries of chief executive officers of 62 comparably sized industrial companies, the Corporation's strong operating performance in 1992, and Mr. Connolly's individual performance. Corporation performance in 1992 was reflected in a 3.8% increase in net sales over the prior year and continued operating profitability despite a lingering recession in most construction industry segments and a 14 year low in gypsum wallboard prices during the first quarter of 1992. Mr. Connolly's individual performance included the building of a strong management team and leadership of that team during the Corporation's complex negotiations and financial restructuring which culminated in the consummation of the Prepackaged Plan on May 6, 1993. The Committee set Mr. Connolly's base salary in February 1993 at an annual rate of $640,000 commencing July 1, 1993, an increase of $55,000 or 9.4% over the base salary effective on July 1, 1992. Following such increase, Mr. Connolly's base salary ranked slightly below the 50th percentile of the survey group.

Annual Management Incentive Plan

  Mr. Connolly's 1993 Annual Management Incentive Program award was determined on the basis of the Corporation's overall achievement versus previously determined goals described earlier in this report.

Mr. Connolly's 1993 annual incentive opportunity (par) was expressed as 60% of the midpoint of his annualized position values ($598,020). With the strong corporate goal achievement in 1993 described earlier in this report resulting in maximum awards of 200% of par to all eligible participants, Mr. Connolly earned an incentive award of $717,624 for 1993.

Long-Term Compensation

  Mr. Connolly's long-term compensation in 1993 was provided by:

1.1991-1993 INCENTIVE RECOVERY PROGRAM

  The consummation of the Prepackaged Plan resulted in a sixty-seven percent (67%) reduction in the awards potentially payable in 1994 under the 1991-1993 Incentive Recovery Program to Mr. Connolly, the other Named Executives and other participants. As a result, Mr. Connolly received $1,164,005 in cash settlement of his reduced award. The Committee had no direct involvement in this event.

2.NON-QUALIFIED STOCK OPTION

  On June 1, 1993, the Committee granted Mr. Connolly a non-qualified stock option pursuant to the Management Performance Plan to purchase 250,000 shares of Common Stock at an exercise price of $10.3125 per share. This grant was upon the same terms, and involved the Committee's consideration of the same unweighted subjective factors, described earlier in this report with respect to all June 1, 1993 option grants. In Mr. Connolly's case, the personal performance factors considered included the leadership during an extraordinary period involving the Corporation's Restructuring cited earlier. The Committee also considered survey data indicating that his annualized option grant value on the date of grant as a multiple of base salary ranked in the approximate fortieth percentile of values among surveyed companies.

  The Committee believes that the Corporation's executive compensation program provides competitive opportunities for executives who contribute to the success of the Corporation in achieving its financial and strategic business objectives. In 1993, exclusive of the special IRP payment effected by the Prepackaged Plan, the Named Executives received over half of their compensation from corporate performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to corporate performance and to monitor the effectiveness of the program, and the Committee will institute changes as it deems appropriate to promote policy goals.

  This report is submitted by the members of the Compensation and Organization
Committee:

    DAVID W. FOX, CHAIRMAN
    ROBERT L. BARNETT
    W. H. CLARK
    WADE FETZER III
    JOHN B. SCHWEMM

                               PERFORMANCE GRAPH

  The following graph and table depict the cumulative total stockholder returns following an assumed investment of $100 in shares of the Corporation's Common Stock for the periods of December 31, 1988 through May 6, 1993 (the effective date of the Prepackaged Plan) and May 7, 1993 through December 31, 1993 (following consummation of the Prepackaged Plan and emergence from bankruptcy). All shares of common stock, $0.10 par value per share, outstanding on May 6, 1993 ("Old Common Stock") were subject to a 50 to one reverse stock split on that date pursuant to the Prepackaged Plan. Following the issuance of Common Stock to subordinated debt holders in exchange for such debt pursuant to the Prepackaged Plan, holders of Old Common Stock held approximately 3% of the Common Stock outstanding on May 7, 1993. Also presented below for comparison are the cumulative total stockholder returns of a like assumed investment and the reinvestment of all dividends for the same periods in each of the Standard and Poor's 500 Index (the "S&P 500") and the Value Line Building Materials Index, which comprises 21 publicly traded companies in the building materials industry not including the Corporation (the "Value Line Index").

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG [COMPANY NAME HERE], S&P 500 INDEX AND PEER GROUP

                                      DECEMBER 31,
                                ------------------------- MAY 6, MAY 7, DEC. 31,
                                1988  1989 1990 1991 1992  1993   1993    1993
                                ----- ---- ---- ---- ---- ------ ------ --------
USG Corporation................ $ 100 $ 80 $ 14 $ 29 $ 10  $ 5   $ 100   $ 284
S&P 500 Index..................   100  132  127  166  179  183     100     107
Value Line Index...............   100  113  101  124  150  163     100     112

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Water Street Agreement

  On February 25, 1993, the Corporation entered into an agreement with the Water Street Entities (the "Water Street Agreement"). The Water Street Agreement, among other things, (i) restricts the Water Street Entities from purchasing, or offering or agreeing to purchase, any shares of Common Stock or other voting securities of the Corporation, except for Permitted Acquisitions (as defined in the Water Street Agreement) and acquisitions by any Water Street Entity other than Water Street of up to an aggregate of 10% of the then outstanding shares of Common Stock in the ordinary course of its business; (ii) requires (a) Water Street to vote all shares of Common Stock and other voting securities of the Corporation beneficially owned by it and (b) the other Water Street Entities to vote all shares of Common Stock beneficially owned by them in excess of 10% of the then outstanding shares of Common Stock, in each case, in the same proportion as the votes cast by all other holders of Common Stock and other voting securities of the Corporation, subject to certain exceptions described below; (iii) places restrictions on the ability of the Water Street Entities to transfer shares of Common Stock to any person, except for (a) sales consistent with Rule 144 of the Securities Act of 1933, (b) underwritten public offerings, (c) persons not known to be 5% holders, (d) pledgees who agree to be bound by certain provisions of the Water Street Agreement, (e) in the case of Water Street, distributions to Water Street's partners in accordance with the governing partnership agreement, (f) pursuant to certain tender or exchange offers for shares of Common Stock and (g) pursuant to transactions approved by the Board; (iv) provides Water Street with certain rights to nominate directors to the Board and Finance Committee (see "Item No. 1--Election of Directors");
(v) requires the maintenance of directors' and officers' liability insurance and indemnification rights; (vi) requires that the Corporation's shareholder rights plan provide temporary exemptions for ownership of Common Stock by the Water Street Entities; (vii) provides Water Street with four demand registrations and unlimited piggyback registrations, subject to certain limitations; and (viii) provides for indemnification by the Corporation of Water Street, its underwriters and related parties for securities law claims related to any demand or piggyback registration contemplated in clause (vii) above.

  In connection with the Restructuring, Water Street nominated two New Directors to the Board, Wade Fetzer III and Barry L. Zubrow. See "Item No. 1-- Election of Directors." In the event that the Water Street Directors are removed from office without the consent of Water Street, then the restrictions on the Water Street Entities relating to (i) the purchases of voting securities of the Corporation other than Permitted Acquisitions, (ii) the voting of securities of the Corporation and (iii) the transfer of shares of Common Stock, as described above, shall terminate. These restrictions shall also terminate upon the earliest to occur of: (i) the consummation of a merger, consolidation or other business combination to which the Corporation is a constituent corporation, if the stockholders of the Corporation immediately before such merger, consolidation or combination do not own more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation, (ii) the Board consisting of a majority of directors not approved by a vote of the directors serving at the time the Water Street Agreement was executed, and (iii) the tenth anniversary of the Water Street Agreement. In addition, the restrictions on purchases of voting securities and transfers of Common Stock shall also terminate upon the Water Street Entities owning less than 5% of the then outstanding shares of Common Stock.

  Furthermore, the Water Street Entities will not be subject to the voting restrictions contained in the Water Street Agreement if, among other things:
(i) the Corporation defaults on the payment of principal or interest required to be paid pursuant to any indebtedness if the aggregate amount of such indebtedness is $25 million or more; (ii) the principal of any of the Corporation's indebtedness is declared due and payable prior to the date on which it would otherwise become due and payable if the aggregate amount of such indebtedness is $25 million or more; (iii) any person other than Water Street becomes the beneficial owner of more than 10% of the then outstanding shares of Common Stock; or (iv) the Corporation fails to comply with certain financial covenants. If the Corporation complies with the financial covenants within the two fiscal quarters following the first failure to comply, the voting restrictions shall apply again. However, if the Corporation thereafter fails to comply with any of the financial covenants, the voting restrictions shall terminate.

Note Placement

  Fidelity Management & Research Company and Fidelity Management Trust Company may beneficially own in excess of 5% of the outstanding shares of Common Stock. See "Principal Stockholders". On February 17, 1994, certain funds and accounts managed or advised by Fidelity Management & Research Company and Fidelity Management Trust Company purchased $150 million in aggregate principal amount of the Corporation's 9 1/4% Senior Notes due 2001. Such purchasers exchanged approximately $30 million aggregate principal amount of the Corporation's outstanding 8% Senior Notes due 1996 and approximately $35 million aggregate principal amount of the Corporation's outstanding 8% Senior Notes due 1997 and paid the $85 million balance of the purchase price in cash.

   ITEM NO. 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Arthur Andersen & Co., Chicago, Illinois, has examined the financial statements of the Corporation for many years. The following resolution will be presented at the meeting to ratify the appointment by the Audit Committee of the firm of Arthur Andersen & Co., as independent public accountants, to examine the financial statements of the Corporation for the current year ending December 31, 1994, and to perform other appropriate accounting services.

    RESOLVED: That the appointment by the Audit Committee of the Board of Directors of Arthur Andersen & Co. as independent public accountants of the Corporation for the current year ending December 31, 1994, is hereby ratified, approved, and confirmed.

  The Corporation has been advised by Arthur Andersen & Co. that no member of the firm has any financial interest, either direct or indirect, in the Corporation, nor has any connection with the Corporation in any capacity other than that of public accountants. A member of Arthur Andersen & Co. will be present at the meeting to answer questions by stockholders and will have the opportunity to make a statement if he or she so desires.

  If the stockholders do not ratify the appointment of Arthur Andersen & Co., the selection of independent public accountants will be reconsidered by the Audit Committee.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

  The affirmative vote of the holders of a majority of the shares represented at the meeting is required for adoption of this proposal.

                             ADDITIONAL INFORMATION

  The Corporation will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Corporation may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Corporation has retained Kissel-Blake Inc. to assist in this solicitation at a fee of $7,500 plus reimbursement of normal expenses. The Corporation also will reimburse upon request all brokers and other persons holding shares for the benefit of others for their reasonable expenses in forwarding proxies and accompanying material to the beneficial owners of such shares and in obtaining authorization from such beneficial owners to give proxies.

  The Board of Directors does not know of any matter that will be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is presented for such action, the individuals named in the proxy solicited by the Board of Directors intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

  Proposals of stockholders intended to be presented at the next annual meeting in May, 1995, must be received by the Corporate Secretary, USG Corporation, 125 South Franklin Street, Chicago, Illinois 60680-4678, no later than December 2, 1994, for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals also must meet other requirements under the rules of the Securities and Exchange Commission relating to stockholders' proposals.